Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:

Charlie Sahner
732-528-2677
Charles.Sahner@vonage.com

MARC LEFAR NAMED CEO OF VONAGE

New Leadership, New Financing and New Products

Set Stage for Company Growth

HOLMDEL, NJ, July 29, 2008 — Vonage today announced that its Board of Directors has appointed Marc Lefar Chief Executive Officer of Vonage. Lefar replaces Interim CEO Jeffrey Citron, who had assumed the additional role in April of 2007. Citron will assume the role of non-executive Chairman of the Board and serve as a consultant on long-term strategy.

“I believe there is no better person than Marc to lead Vonage at this time. He possesses a wealth of telecom experience and a strong mix of strategy, finance and operating skills. His marketing expertise is second to none,” said Citron. “The Board believes he will bring a fresh perspective to addressing the opportunities and challenges ahead and will help the Company to realize future growth and profitability.”

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“Jeffrey and the talented Vonage team have helped to change the way people think about communication,” said Lefar, commenting on his appointment. “Moving forward, we will continue to improve the customer experience from end to end. A friendly user experience combined with meaningful, intuitive features will accelerate growth and improve loyalty.”

For more than four years, Lefar served as Chief Marketing Officer of Cingular Wireless, (now AT&T Mobility). During his tenure, the company’s customer base more than tripled and subscriber churn declined by nearly 50%. He played a critical role in the successful integration of AT&T Wireless, launched the award-winning “Raising the Bar” advertising campaign and drove product initiatives that yielded several billion dollars in new revenues. After leaving Cingular, Lefar founded Marketing Insights, a technology and media consultancy.

Prior to joining Cingular, Lefar was Executive Vice President, Marketing and Value-Added Services at Cable & Wireless Global. He also held senior leadership roles at Verizon Wireless and GTE Wireless. Lefar started his career at Procter & Gamble.

Vonage also announced last week that it entered into a commitment letter to raise up to $215 million in a private debt refinancing. The company will use those proceeds along with some cash on hand to repay its existing debt which could come due on December 16, 2008.

“We believe this arrangement will eliminate much of the uncertainty surrounding our financial prospects and demonstrates our commitment to enhancing the long-term value of our business,” said Jeffrey Citron.

Vonage this week also unveiled its Vonage ProSM bundled service targeted to digital-savvy customers referred to as prosumers – short for professional consumers. Vonage Pro will allow users to stay connected whether using their main phone or via their PC

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using Vonage’s SoftPhone® client, called Vonage Companion™. Among other features, Vonage Pro includes 25 Vonage Visual Voicemail® messages - transcriptions of voicemails sent to a user’s e-mail or cell phone.

“By combining the much-talked-about Vonage Companion with a user’s home phone, Vonage is empowering customers to connect in a personal way, without boundaries,” said Lefar.

Safe Harbor Statement

This press release contains forward-looking statements regarding the Company’s operational plans and its proposed private debt refinancing. The forward-looking statements in this release are based on information available at the time the statements are made and/or management’s belief as of that time with respect to future events and involve risks and uncertainties that could cause actual results and outcomes to be materially different. Important factors that could cause such differences include, but are not limited to, the Company’s damaging and disruptive intellectual property and other litigation; the Company’s ability to consummate the proposed private debt refinancing, which is subject to numerous uncertainties, including but not limited to successful negotiation of definitive documentation for the financing arrangement and satisfaction or waiver of all conditions to closing, which include obtaining stockholder approval of the potential issuance of shares of common stock upon the conversion of convertible notes; the Company’s ability to refinance the Company’s outstanding convertible notes, which can be put to it in December 2008; the Company’s history of net operating losses and the Company’s need for cash to finance the Company’s growth; the competition the Company faces; the Company’s dependence on its customers’ existing broadband connections; differences between the Company’s service and traditional phone services, including the Company’s 911 service; uncertainties relating to regulation of VoIP services; system disruptions or flaws in the Company’s technology; the risk that VoIP does not gain broader acceptance; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Results of Operations and Financial Condition” section and other sections of Vonage’s Annual Report on Form 10-K for the year ended December 31, 2007, as well as in the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, and therefore, you should not rely on these forward-looking statements as representing the Company’s views as of any date subsequent to today.

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About Vonage

Vonage (NYSE: VG) is a leading provider of digital phone services with over 2.6 million subscriber lines. Our award-winning technology enables anyone to make and receive phone calls with a touch tone telephone almost anywhere a broadband Internet connection is available. We offer feature-rich and cost-effective communication services that offer users an experience similar to traditional telephone services.

Our Residential Premium Unlimited and Small Business Unlimited calling plans offer consumers unlimited local and long distance calling, and popular features like call waiting, call forwarding and voicemail — for one low, flat monthly rate. For more information about Vonage’s products and services, please visit http://www.vonage.com.

Vonage Holdings Corp. is headquartered in Holmdel, New Jersey. Vonage(R) is a registered trademark of Vonage Marketing Inc., a subsidiary of Vonage Holdings Corp.

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